Exhibit 99.1

Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 1 (415) 973-5930 | www.pgecorp.com

November 2, 2017

PG&E Corporation Reports Third-Quarter 2017 Financial Results; Updates Investors on Response to the Northern California Wildfires and Support for Affected Communities

•	GAAP net income was $1.07 per share for the third quarter of 2017, compared with $0.77 per share for the same period in 2016.

•	Non-GAAP earnings from operations were $1.12 per share for the third quarter of 2017, compared with $0.94 per share for the same period in 2016.

•	PG&E Corporation is updating 2017 guidance for projected GAAP earnings to the range of $3.36 to $3.56 per share, and is reaffirming guidance for projected non-GAAP earnings in the range of $3.55 to $3.75 per share.

San Francisco, Calif. — PG&E Corporation’s (NYSE: PCG) third-quarter 2017 net income after dividends on preferred stock (also called “income available for common shareholders”) was $550 million or $1.07 per share, as reported in accordance with generally accepted accounting principles (GAAP). This compares with $388 million, or $0.77 per share, for the third quarter of 2016.

The quarter-over-quarter increase reflects lower expenses primarily due to the absence of disallowed charges related to the San Bruno Penalty Decision, which impacted the third quarter of 2016, and also due to insurance proceeds in the third quarter of 2017 related to the court-approved settlement of the shareholder derivative suit, with no similar amount in 2016.

GAAP results include items that management does not consider part of normal, ongoing operations (items impacting comparability), which totaled $39 million pre-tax, or $0.05 per share, for the quarter. For the third quarter of 2017, these included third-party claims and legal costs associated with the Butte fire, which were partially offset by accrued insurance recoveries. Other items included costs for work to clear pipeline rights-of-way, legal and regulatory costs related to regulatory communications, and the net benefit of proceeds from insurance related to the court-approved settlement of the shareholder derivative suit.

In addition to reviewing third-quarter financial results on today’s earnings call, PG&E will also provide an update on the company’s response to the recent Northern California wildfires.

PG&E Corporation CEO and President Geisha Williams said: “This is a very difficult time for our customers affected by the recent devastating wildfires, and they continue to be in our thoughts and prayers. We recognize that PG&E is going to play a vital part in helping these communities rebuild and recover. We are committed to working together and supporting them throughout that process. We also remain focused on continued investment in vital infrastructure and technology to increase the resilience and the sustainability of California’s energy economy for the future.”

Northern California Wildfires Response

PG&E worked with first responders and local communities to safely restore approximately 360,000 electric customers and 42,000 gas customers who lost service during the recent Northern California wildfires. Fueled by extraordinary winds and unusually dry conditions, the numerous fires resulted in the loss of 43 lives and burned thousands of homes and businesses in several counties. PG&E has committed more than $3 million to date in assistance to the local communities affected by the fires.

In those instances where Cal Fire investigators or PG&E identified a site potentially involving our facilities, PG&E submitted incident reports to the California Public Utilities Commission (CPUC). These reports are factual in nature and do not reflect a finding of cause. The company is fully cooperating with Cal Fire and the CPUC in their investigations of these fires.

PG&E maintains a robust vegetation management program to prevent trees and other vegetation from contacting the company’s equipment. Beginning in 2016, the company approximately doubled its previous spending on line clearing and tree removal to respond to the tree mortality crisis in California. The company also enhanced its mitigation efforts with additional patrols of high-risk areas using a combination of aerial surveillance, foot patrols and LiDAR technology.

Earnings from Operations

On a non-GAAP basis, excluding items impacting comparability, PG&E Corporation’s earnings from operations in the third quarter of 2017 were $578 million, or $1.12 per share, compared with $471 million, or $0.94 per share, in the third quarter of 2016. The increase reflected growth in rate base earnings, as well as positive impacts related to the timing of taxes, the timing of operational spending, and the timing of the phase-two decision in the 2015 GT&S rate case. These were partially offset by the loss of certain tax repair benefits in the 2017 GRC.

Earnings Guidance

PG&E Corporation is updating 2017 guidance for projected GAAP earnings in the range of $3.36 to $3.56 per share primarily due to the reinstatement of the company’s liability insurance following the Northern California wildfires, as well as an increase in the expected third-party claims associated with the Butte fire, partially offset by accrued insurance recoveries. On a non-GAAP basis, the guidance range for projected 2017 earnings from operations remains unchanged at $3.55 to $3.75 per share, which assumes no material financial impact from the Northern California wildfires beyond the direct restoration and repair costs, the insurance reinstatement and some legal expenses.

Guidance is based on various assumptions and forecasts, including those relating to future authorized revenues, expenses, capital expenditures, rate base, equity issuances, and certain other factors. PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items impacting comparability. See the accompanying tables for a reconciliation of earnings from operations to consolidated income available for common shareholders.

Supplemental Financial Information

In addition to the financial information accompanying this release, presentation slides for today’s conference call with the financial community have been furnished to the Securities and Exchange Commission (SEC) and are available on PG&E Corporation’s website at: http://investor.pgecorp.com/financials/quarterly-earnings-reports/default.aspx.

Public Dissemination of Certain Information

PG&E Corporation and Pacific Gas and Electric Company routinely provide links to regulatory proceedings with the CPUC and the Federal Energy Regulatory Commission (FERC) at http://investor.pgecorp.com, under the “Regulatory Filings” tab, so that such filings are available to investors upon filing with the relevant agency. It is possible that these regulatory filings or information included therein could be deemed to be material information. PG&E Corporation and the Utility also routinely post or provide direct links to presentations, documents, and other information that may be of interest to investors at http://investor.pgecorp.com, under the “Events and Presentations” tab, in order to publicly disseminate such information.

Conference Call with the Financial Community to Discuss Financial Results

Today’s call at 11:00 am, Eastern Time, is open to the public on a listen-only basis via webcast. Please visit http://investor.pgecorp.com/news-events/events-and-presentations/default.aspx for more information and instructions for accessing the webcast. The webcast call and the related materials will be available for replay through the website for at least one year. Alternatively, a toll-free replay of the conference call may be accessed shortly after the live call through November 16, 2017, by dialing (866) 415-9493. International callers may dial (205) 289-3247. For both domestic and international callers, the confirmation code 3278# will be required to access the replay.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a Fortune 200 energy-based holding company, headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000 square-mile service area in Northern and Central California. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E.”

Forward-Looking Statements

Management’s statements providing guidance for PG&E Corporation’s 2017 financial results and the assumptions and forecasts underlying such guidance, as well as statements regarding management’s expectations and objectives for future periods, constitute forward-looking statements that reflect management’s judgments and opinions. These statements, assumptions and forecasts are necessarily subject to various risks and uncertainties, the realization or resolution of which may be outside management’s control. Actual results may differ materially. Factors that could cause actual results to differ materially include, but are not limited to:

•	the impact of the Northern California wildfires, including the costs of restoration of service to customers and repairs to the Utility’s facilities, and whether the Utility is able to recover such costs through CEMA; the timing and outcome of the investigations by Cal Fire and the CPUC, including as to the causes of the wildfires, and whether the Utility may have liability associated with these fires; and, if liable for one or more fires, whether the Utility would be able to recover all or part of such costs through insurance or through regulatory mechanisms, to the extent insurance is not available or exhausted; as well as potential liabilities in connection with fines or penalties that could be imposed on the Utility if the CPUC or any other law enforcement agency brought an enforcement action and determined that the Utility failed to comply with applicable laws and regulations;

•	the Utility’s ability to effectively manage capital expenditures and its operating and maintenance expenses within the authorized levels of spending and timely recover its costs through rates, and the extent to which the Utility incurs unrecoverable costs that are higher than the forecasts of such costs;

•	the timing and outcomes of the two TO rate cases pending before the FERC, and other ratemaking and regulatory proceedings;

•	the timing and outcome of the Butte fire litigation; the timing and outcome of any proceeding to recover costs in excess of insurance from customers, if any; the effect, if any, of the SED’s $8.3 million citations issued in connection with the Butte fire may have on the Butte fire litigation; and whether additional investigations and proceedings in connection with the Butte fire will be opened and any additional fines or penalties imposed on the Utility;

•	the timing and outcomes of the ex parte OII and the safety culture OII;

•	the outcome of the probation and the monitorship, the timing and outcomes of the debarment proceeding, the SED’s unresolved enforcement matters relating to the Utility’s compliance with natural gas-related laws and regulations, and other investigations that have been or may be commenced, and the ultimate amount of fines, penalties, and remedial and other costs that the Utility may incur as a result;

•	the outcomes of current and future self-reports, investigations or other enforcement proceedings that could be commenced or notices of violation that could be issued relating to the Utility’s compliance with laws, rules, regulations, or orders applicable to its operations; and the timing and outcome of notices of violations in connection with the Yuba City incident;

•	the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms, and the amount and timing of additional common stock and debt issuances by PG&E Corporation;

•	the impact that reductions in customer demand for electricity and natural gas have on the Utility’s ability to make and recover its investments through rates and earn its authorized return on equity; whether the Utility is successful in addressing the changing industry landscape, including the impact of growing distributed and renewable generation resources, changing customer demand for natural gas and electric services, and an increasing number of customers departing for community choice aggregators;

•	the impact of the increased cost of natural gas regulations;

•	the timing and outcomes of the “Ghost Ship” and Valero refinery outage lawsuits;

•	whether the Utility can continue to obtain insurance and whether insurance coverage is adequate for future losses or claims;

•	changes in estimated environmental remediation costs, including costs associated with the Utility’s natural gas compressor sites;

•	the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or their interpretation, including as a result of the recent changes in the federal government;

•	the impact of changes in GAAP, standards, rules, or policies, including those related to regulatory accounting, and the impact of changes in their interpretation or application; and

•	the other factors disclosed in PG&E Corporation and the Utility’s joint annual report on Form 10-K for the year ended December 31, 2016, their joint quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2017, and other reports filed with the Securities and Exchange Commission (SEC), which are available on PG&E Corporation’s website at www.pgecorp.com and on the SEC website at www.sec.gov.

PG&E CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2017	2016	2017	2016
Operating Revenues
Electric	$3,648	$3,994	$10,036	$10,590
Natural gas	869	816	2,999	2,363

Total operating revenues	4,517	4,810	13,035	12,953

Operating Expenses
Cost of electricity	1,466	1,613	3,436	3,719
Cost of natural gas	78	80	524	377
Operating and maintenance	1,364	1,783	4,414	5,631
Depreciation, amortization, and decommissioning	710	694	2,134	2,090

Total operating expenses	3,618	4,170	10,508	11,817

Operating Income	899	640	2,527	1,136
Interest income	9	8	22	17
Interest expense	(220)	(211)	(663)	(621)
Other income, net	25	24	59	74

Income Before Income Taxes	713	461	1,945	606
Income tax provision (benefit)	160	70	403	(105)

Net Income	553	391	1,542	711
Preferred stock dividend requirement of subsidiary	3	3	10	10

Income Available for Common Shareholders	$550	$388	$1,532	$701

Weighted Average Common Shares Outstanding, Basic	513	501	511	497

Weighted Average Common Shares Outstanding, Diluted	516	503	514	500

Net Earnings Per Common Share, Basic	$1.07	$0.77	$3.00	$1.41

Net Earnings Per Common Share, Diluted	$1.07	$0.77	$2.98	$1.40

Dividends Declared Per Common Share	$0.53	$0.49	$1.55	$1.44

See accompanying Notes to the Condensed Consolidated Financial Statements.

Reconciliation of PG&E Corporation’s Consolidated Income Available for Common Shareholders in Accordance with Generally Accepted Accounting Principles (“GAAP”) to Earnings from Operations

Third Quarter and Year to Date, 2017 vs. 2016

(in millions, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	Earnings		Earnings per Common Share (Diluted)		Earnings		Earnings per Common Share (Diluted)
	2017	2016	2017	2016	2017	2016	2017	2016
PG&E Corporation’s Earnings on a GAAP basis	$550	$388	$1.07	$0.77	$1,532	$701	$2.98	$1.40
Items Impacting Comparability: (1)
Pipeline related expenses (2)	12	18	0.02	0.04	45	47	0.09	0.10
Legal and regulatory related expenses (3)	1	14	—	0.03	5	32	0.01	0.06
Fines and penalties (4)	11	42	0.02	0.08	47	206	0.09	0.41
Butte fire-related costs, net of insurance (5)	42	9	0.08	0.02	27	110	0.05	0.22
Net benefit from derivative litigation settlement (6)	(38)	—	(0.07)	—	(38)	—	(0.07)	—
GT&S revenue timing impact (7)	—	—	—	—	(88)	—	(0.17)	—
Diablo Canyon settlement-related disallowance (8)	—	—	—	—	32	—	0.06	—
GT&S capital disallowance	—	—	—	—	—	113	—	0.23

PG&E Corporation’s Earnings from Operations (9)	$578	$471	$1.12	$0.94	$1,562	$1,209	$3.04	$2.42

All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 40.75 percent, except as indicated below.

(1)	“Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods. See Exhibit titled Use of Non-GAAP Financial Measures.

(2)	The Utility incurred costs of $20 million (before the tax impact of $8 million) and $76 million (before the tax impact of $31 million) during the three and nine months ended September 30, 2017, respectively, for pipeline related expenses incurred in connection with the multi-year effort to identify and remove encroachments from transmission pipeline rights-of-way.

(3)	The Utility incurred costs of $2 million (before the tax impact of $1 million) and $9 million (before the tax impact of $4 million) during the three and nine months ended September 30, 2017, respectively, for legal and regulatory related expenses incurred in connection with various enforcement, regulatory, and litigation activities regarding natural gas matters and regulatory communications.

(4)	The Utility incurred costs of $11 million (not tax deductible) and $71 million (before the tax impact of $24 million) during the three and nine months ended September 30, 2017, respectively, for fines and penalties. This includes disallowed expenses of $32 million (before the tax impact of $13 million) during the nine months ended September 30, 2017, associated with safety-related cost disallowances imposed by the California Public Utilities Commission (“CPUC”) in its April 9, 2015 decision (“San Bruno Penalty Decision”) in the gas transmission pipeline investigations. The Utility also recorded $15 million (before the tax impact of $6 million) during the nine months ended September 30, 2017, for disallowances imposed by the CPUC in its final phase two decision of the 2015 Gas Transmission and Storage (“GT&S”) rate case for prohibited ex parte communications. In addition, the Utility recorded $11 million (not tax deductible) and $24 million (before the tax impact of $5 million) during the three and nine months ended September 30, 2017, respectively, in connection with the proposed decision and the settlement in the Order Instituting an Investigation into Compliance with Ex Parte Communication Rules (“ex parte OII”).

	Three Months Ended	Nine Months Ended
(in millions, pre-tax)	September 30, 2017	September 30, 2017
Charge for disallowed expense	$—	$32
GT&S ex parte penalty	—	15
Ex parte OII settlement (tax deductible)	—	12
Ex parte OII settlement (not tax deductible)	11	12

Fines and penalties	$11	$71

Future fines or penalties may be imposed in connection with other enforcement, regulatory, and litigation activities regarding regulatory communications.

(5)	The Utility incurred costs of $71 million (before the tax impact of $29 million) and $46 million (before the tax impact of $19 million), during the three and nine months ended September 30, 2017, respectively, associated with the Butte fire, net of insurance. This includes accrued charges of $350 million (before the tax impact of $143 million), during the three and nine months ended September 30, 2017, related to estimated third-party claims. The Utility also incurred charges of $18 million (before the tax impact of $7 million) and $46 million (before the tax impact of $19 million), during the three and nine months ended September 30, 2017, respectively, for legal costs. These costs were partially offset by insurance recoveries of $297 million (before the tax impact of $121 million) and $350 million (before the tax impact of $143 million) recorded during the three and nine months ended September 30, 2017, respectively.

	Three Months Ended	Nine Months Ended
(in millions, pre-tax)	September 30, 2017	September 30, 2017
Third-party claims	$350	$350
Legal costs	18	46
Insurance	(297)	(350)

Butte fire-related costs, net of insurance	$71	$46

(6)	PG&E Corporation recorded proceeds from insurance, net of plaintiff payments, of $65 million (before the tax impact of $27 million) during the three and nine months ended September 30, 2017, associated with the settlement agreement in connection with the shareholder derivative litigation that was approved by the Superior Court of California, County of San Mateo, on July 18, 2017. This includes $90 million (before the tax impact of $37 million) during the three and nine months ended September 30, 2017, for proceeds from insurance, partially offset by $25 million (before the tax impact of $10 million) during the three and nine months ended September 30, 2017, for plaintiff legal fees paid in connection with the settlement.

(7)	As a result of the CPUC’s final phase two decision in the 2015 GT&S rate case, during the nine months ended September 30, 2017, the Utility recorded revenues of $150 million (before the tax impact of $62 million) in excess of the 2017 authorized revenue requirement, which includes the final component of under-collected revenues retroactive to January 1, 2015.

(8)	As a result of the settlement agreement submitted to the CPUC in connection with the Utility’s pending joint proposal to retire the Diablo Canyon Power Plant, the Utility recorded a total disallowance of $47 million (before the tax impact of $15 million) during the nine months ended September 30, 2017, comprised of cancelled projects of $24 million (before the tax impact of $6 million) and disallowed license renewal costs of $23 million (before the tax impact of $9 million), with no corresponding charges during the same periods in 2016. A portion of the cancelled projects and disallowed license renewal costs currently is not tax deductible.

(9)	“Earnings from operations” is a non-GAAP financial measure. See Exhibit titled Use of Non-GAAP Financial Measures.

Key Drivers of PG&E Corporation’s Earnings per Common Share (“EPS”) from Operations

Third Quarter and YTD, 2017 vs. 2016

(in millions, except per share amounts)

	Three Months Ended September 30, 2017		Nine Months Ended September 30, 2017
	Earnings	Earnings per Common Share (Diluted)	Earnings	Earnings per Common Share (Diluted)
2016 Earnings from Operations (1)	$471	$0.94	$1,209	$2.42
Timing of taxes (2)	42	0.08	90	0.18
Timing of operational spend (3)	31	0.06	31	0.06
Growth in rate base earnings (4)	27	0.05	78	0.15
Timing of 2015 GT&S revenue impact (5)	22	0.04	172	0.33
Tax benefit on stock compensation (6)	—	—	31	0.06
Miscellaneous	41	0.07	43	0.08
Impact of 2017 GRC decision (7)	(56)	(0.10)	(92)	(0.18)
Increase in shares outstanding	—	(0.02)	—	(0.06)

2017 Earnings from Operations (1)	$578	$1.12	$1,562	$3.04

(1)	See Exhibit A for a reconciliation of EPS on a GAAP basis to EPS from Operations. All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 40.75 percent, except for tax benefits on stock compensation. See Footnote 6 below.

(2)	Represents the timing of taxes reportable in quarterly statements in accordance with Accounting Standards Codification 740 and results from variance in percentage of quarterly earnings to annual earnings.

(3)	Represents the timing of operational expense spending during the three months ended September 30, 2017 as compared to the same period in 2016.

(4)	Represents the impact of the increase in rate base as authorized in various rate cases, including the 2017 General Rate Case (“GRC”), during the three and nine months ended September 30, 2017 as compared to the same periods in 2016.

(5)	Represents the impact in 2016 of the delay in the Utility’s 2015 GT&S rate case. The CPUC issued its final phase two decision on December 1, 2016, delaying recognition of the full 2016 revenue increase until the fourth quarter of 2016.

(6)	Represents the incremental tax benefit related to share-based compensation awards that vested during the nine months ended September 30, 2017. Pursuant to ASU 2016-09, Compensation – Stock Compensation (Topic 718), which PG&E Corporation and the Utility adopted in 2016, excess tax benefits associated with vested awards are reflected in net income.

(7)	Represents the impact of lower tax repair benefits as a result of the CPUC’s final decision in the 2017 GRC proceeding.

PG&E Corporation’s 2017 Earnings per Share (“EPS”) Guidance

2017 EPS Guidance	Low	High
Estimated EPS on a GAAP Basis	$3.36	$3.56
Estimated Items Impacting Comparability: (1)
Pipeline related expenses (2)	~0.10	~0.10
Legal and regulatory related expenses (3)	~0.01	~0.01
Fines and penalties (4)	~0.09	~0.09
Butte fire-related costs, net of insurance (5)	0.05	0.05
Net benefit from derivative litigation settlement (6)	(0.07)	(0.07)
GT&S revenue timing impact (7)	(0.17)	(0.17)
Diablo Canyon settlement-related disallowance (8)	~0.06	~0.06
Northern California wildfires (9)	~0.12	~0.12

Estimated EPS on an Earnings from Operations Basis (10)	$3.55	$3.75

All amounts presented in the table above are tax adjusted at PG&E Corporation’s statutory tax rate of 40.75 percent, except as indicated below.

(1)	“Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods. See Exhibit titled Use of Non-GAAP Financial Measures.

(2)	“Pipeline related expenses” includes costs incurred to identify and remove encroachments from transmission pipeline rights-of-way. The pre-tax range of estimated costs is shown below. The offsetting tax impact for the low and high EPS guidance range is $37 million.

	2017
(in millions, pre-tax)	Low EPS guidance		High EPS guidance
Pipeline related expenses	~$	90	~$	90

3)	“Legal and regulatory related expenses” includes costs incurred in connection with various enforcement, regulatory, and litigation activities regarding natural gas matters and regulatory communications. The pre-tax range of estimated costs is shown below. The offsetting tax impact for the low and high EPS guidance range is $4 million.

	2017
(in millions, pre-tax)	Low EPS guidance		High EPS guidance
Legal and regulatory related expenses	~$	10	~$	10

(4)	“Fines and penalties” includes fines and penalties resulting from various enforcement, regulatory, and litigation activities regarding natural gas matters and regulatory communications. Guidance is consistent with the disallowed expenses imposed by the CPUC in the San Bruno Penalty Decision in the gas transmission pipeline investigations, the disallowances imposed by the CPUC in its final phase two decision in the 2015 GT&S rate case for prohibited ex parte communications, and the CPUC’s proposed decision in connection with the ex parte OII. Guidance does not include amounts for other potential future fines and penalties. The pre-tax range of estimated costs is shown below. The offsetting tax impact for the low and high EPS guidance range is $24 million.

	2017
(in millions, pre-tax)	Low EPS guidance		High EPS guidance
Charge for disallowed expense		$32		$32
GT&S ex parte disallowance		15		15
Ex parte OII settlement		~24		~24

Fines and penalties	~$	71	~$	71

(5)	“Butte fire-related costs, net of insurance” refers to the costs associated with the Butte fire, net of insurance. The Utility currently is unable to estimate the low and high end of the guidance range of Butte fire-related third-party claims and legal costs for 2017. The offsetting tax impact is $19 million.

	2017
(in millions, pre-tax)	Low EPS guidance	High EPS guidance
Butte fire-related costs, net of insurance	$46	$46

(6)	“Net benefit from derivative litigation settlement” refers to the settlement agreement in connection with the shareholder derivative litigation that was approved by the court on July 18, 2017. This amount includes proceeds from insurance net of plaintiff legal fees paid in connection with the settlement. The offsetting tax impact for the low and high EPS guidance range is $27 million.

	2017
(in millions, pre-tax)	Low EPS guidance	High EPS guidance
Net benefit from derivative litigation settlement	$(65)	$(65)

(7)	“GT&S revenue timing impact” refers to the revenues recorded in excess of the 2017 authorized revenue requirements as a result of the CPUC’s final phase two decision issued on December 1, 2016 in the 2015 GT&S rate case. Accounting rules allow the Utility to recognize revenues in a given year only if they will be collected from customers within 24 months of the end of that year. Because the phase one decision issued by the CPUC directed the Utility to collect the difference between the adopted “interim” revenue requirements and the amounts previously collected in rates, retroactive to January 1, 2015, over a 36-month period, the Utility was not able to complete recording the full true-up of under-collected revenues until the first quarter of 2017. The pre-tax range of the recorded revenues is shown below. The offsetting tax impact for the low and high EPS guidance range is $62 million.

	2017
(in millions, pre-tax)	Low EPS guidance	High EPS guidance
GT&S revenue timing impact	$(150)	$(150)

(8)	“Diablo Canyon settlement-related disallowance” refers to the settlement agreement submitted to the CPUC in connection with the Utility’s pending joint proposal to retire the Diablo Canyon Power Plant, comprised of cancelled projects and disallowed license renewal costs. The offsetting tax impact for the low and high EPS guidance range is $15 million. A portion of the cancelled projects and disallowed license renewal costs currently is not tax deductible.

	2017
(in millions, pre-tax)	Low EPS guidance		High EPS guidance
Diablo Canyon settlement-related disallowance	~$	47	~$	47

(9)	“Northern California wildfires” refers to costs associated with the Northern California wildfires including the reinstatement of liability insurance coverage, legal services and other expenses. The offsetting tax impact for the low and high EPS guidance range is $41 million.

	2017
(in millions, pre-tax)	Low EPS guidance		High EPS guidance
Northern California wildfires	~$	100	~$	100

(10)	“Earnings from operations” is a non-GAAP financial measure. See Exhibit titled Use of Non-GAAP Financial Measures.

Actual financial results for 2017 may differ materially from the guidance provided. For a discussion of the factors that may affect future results, see the Forward-Looking Statements.

Use of Non-GAAP Financial Measures

PG&E Corporation and Pacific Gas and Electric Company

PG&E Corporation discloses historical financial results and provides guidance based on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items impacting comparability.

“Earnings from operations” is a non-GAAP financial measure and is calculated as income available for common shareholders less items impacting comparability. “Items impacting comparability” represent items that management does not consider part of the normal course of operations and affect comparability of financial results between periods, including certain pipeline related expenses, certain legal and regulatory related expenses, fines and penalties, Butte fire-related costs, net of insurance, net benefits from the derivative litigation settlement, GT&S revenue timing impact, the Diablo Canyon settlement-related disallowance, and the Northern California wildfires. PG&E Corporation uses earnings from operations to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation believes that earnings from operations provide additional insight into the underlying trends of the business allowing for a better comparison against historical results and expectations for future performance.

Earnings from operations are not a substitute or alternative for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.